Exhibit 99.1
FOR IMMEDIATE RELEASE

Contact:	KVH Industries, Inc. Peter Rendall 401-847-3327 prendall@kvh.com	FTI Consulting Christine Mohrmann 212-850-5600

KVH Industries Reports Second Quarter 2013 Results

•	GAAP EPS $0.10 and record Q2 revenue of $43.2M, up 35%

•	Non-GAAP EPS (excluding Headland Media acquisition-related costs) $0.15

•	mini-VSAT Broadband Q2 airtime revenue up 35% year-over-year
MIDDLETOWN, RI, July 31, 2013 -- KVH Industries, Inc., (NASDAQ: KVHI) today reported financial results for the second quarter ended June 30, 2013. The company reported second quarter revenue of $43.2 million, net income on a generally accepted accounting principles (GAAP) basis of $1.5 million or $0.10 per diluted share, and non-GAAP net income of $2.3 million or $0.15 per diluted share. The non-GAAP net income excludes one-time costs, net of tax benefit, associated with the Headland Media acquisition which closed on May 11, 2013. During the same period last year the company reported net income of $0.5 million, or $0.03 per diluted share, on revenues of $32.0 million.
“The acquisition of Headland Media midway through the quarter was an important strategic move to expand our broadband communications product offerings with new media content, including the latest movies, TV shows, daily newspapers, and music. Even excluding revenue contributed by Headland Media, our core business recorded our fourth sequential record revenue quarter,” said Martin Kits van Heyningen, KVH's chief executive officer. “Our maritime VSAT business continues to enjoy solid growth and we are excited that we are getting a favorable reception from customers regarding the new content offerings which we plan to roll out towards the end of the year.”
For the six months ended June 30, 2013, revenue was $83.1 million, up 42% compared to $58.7 million for the six months ended June 30, 2012. KVH reported a GAAP net income of $3.5 million for the first six months of 2013, or $0.23 per diluted share. Excluding the Headland Media acquisition-related costs, the company recorded a non-GAAP net income of $4.2 million or $0.28 per diluted share. During the same period last year, the company reported a GAAP net loss of $0.9 million, or a $0.06 loss per share.
A reconciliation between net income on a GAAP basis and net income on a non-GAAP is provided below.
KVH's mobile communications revenue, including revenue from Headland Media operations, was $27.3 million for the second quarter of 2013, a 13% year-over-year increase. Combined, mini-VSAT Broadband airtime and TracPhone product revenues in the second quarter amounted to $17.2 million, up 17% compared to the same period last year. Maritime satellite TV sales were up slightly in the U.S. but down 4% year-over-year globally, due to general softness in the European marine market and an unseasonably cold spring in both North America and Europe.
KVH's guidance and stabilization revenue, which relates to fiber optic gyro (FOG) solutions, TACNAV military navigation systems, and related services, was $15.9 million in the second quarter of 2013, up 100% year-over-year. Sales of TACNAV and related services for the previously announced Saudi Arabian National Guard contract were approximately $5.9 million, primarily comprising product sales, installation services and project management services. During the second quarter, sales of our FOG solutions were up 43%, at $8.0 million, compared to the same period last year.
Speaking about the company's financial performance, Peter Rendall, KVH's chief financial officer, said, “With four successive record revenue quarters, we are pleased with the financial performance of both the mobile communications and guidance and stabilization businesses. Our gross profit margin for the second quarter of 42% was 280 basis points higher than the second quarter last year.”
“Our mini-VSAT Broadband airtime service gross margin for the quarter continued to demonstrate the leverage of our business model. Compared to the same period last year, gross profit dollars from our mini-VSAT Broadband airtime were approximately 47% higher in the current second quarter, while the gross margin percentage increased from 32% to 35%. Sales of our FOG products to commercial customers continue to exceed those to our defense customers. Operating expenses were higher than the second quarter of 2012, but excluding the impact of the Headland Media acquisition, were in line with our expectations. The $4.2 million increase in operating expenses was largely the result of incremental Headland Media operating expenses, Headland

Media acquisition-related expenses, and sales-related commissions on increased shipments of our military tactical navigation products.”
“Planning for the remainder of 2013, we expect our mini-VSAT Broadband business to show strong year-over-year growth. Although we have seen indications of a slowdown in future U.S. defense sales resulting from the implementation of sequestration measures, our FOG business is expected to continue to benefit from new commercial applications throughout the rest of the year. We remain cautious with respect to expectations for growth in leisure markets, due to ongoing challenges in global economies. We also have factored in the anticipated decline in TACNAV product sales in the second half of 2013 as hardware shipments under the Saudi Arabian National Guard program were completed in the second quarter. We also expect the Headland Media business to be accretive for 2013. With this context, we have increased our full-year revenue guidance to be in the range of $160 million to $165 million in revenue. We expect to achieve a full-year operating margin in the range of approximately 4% to 7%. We are projecting that our annual effective tax rate will be 35% or higher, subject to the effect of unforeseen discrete items. The net result is that, including the Headland Media acquisition-related costs (which equate to $0.05 per share), our GAAP EPS guidance for the full year is now expected to be in the range of $0.38 to $0.46 per share. Excluding the Headland Media acquisition-related costs, we are effectively raising both our low- and high-end of the full-year EPS range from previous guidance.”
“For the third quarter of 2013, we expect revenue to be in the range of $38 million to $42 million, reflecting strong year-over-year growth from our mini-VSAT Broadband business and a marked decline in sales of TACNAV products. We expect net income in the range of $0.08 to $0.12 per share.”
Mr. Kits van Heyningen concluded, “We are very pleased with our overall progress so far this year and, with the acquisition of Headland Media, we are sharpening our focus, enabling us to move faster to better capitalize on the long-term growth opportunities that we see around the world. We recently announced several new value added services that we expect to deliver to customers with our IP-MobileCast Content Delivery Service towards the end of the year. I am excited about the future we have as a company as we enter the next chapter of our next-generation connectivity and content delivery services journey.”
Recent Operational Highlights:

07/29/2013	KVH announces that it has more than doubled the mini-VSAT Broadband network capacity in the Asia-Pacific region

07/18/2013	KVH announces that Crewtoo, which focuses on seafarers, gains 60,000 members in 12 months

06/04/2013	KVH introduces plans for new IP-MobileCast service for mini-VSAT Broadband network

06/04/2013	KVH announces the introduction of a new TracPhone V-IP series product line for the mini-VSAT Broadband network

06/04/2013	KVH announces TracPhone V-IP series satellite terminals to support Jeppesen OpenENC PAYS subscribers

06/04/2013	KVH announces its plans to support Jeppesen chart subscribers with new IP-MobileCast content delivery service

05/11/2013	KVH closes the acquisition of Headland Media
Please review the corresponding press releases for more details regarding these developments.
KVH is webcasting its second quarter conference call live at 10:30 a.m. Eastern time today through the company's website. The conference call can be accessed at investors.kvh.com and listeners are welcome to submit questions pertaining to the earnings release and conference call to ir@kvh.com. The audio archive and an MP3 podcast will also be available on the company website within three hours of the completion of the call.
About KVH Industries, Inc.
KVH Industries is a leading manufacturer of solutions that provide global high-speed Internet, television, and voice services via satellite to mobile users at sea, on land, and in the air. KVH's Headland Media group is a leading provider of commercially-licensed news, sports, music, and movies, as well as the Walport Training video series. KVH is based in Middletown, RI, with facilities in Illinois, Denmark, Norway, the UK, Singapore, the Philippines, and Japan.

This press release contains forward-looking statements that involve risks and uncertainties. For example, forward-looking statements include statements regarding our financial goals for future periods, and our anticipated revenue growth, market share, competitive positioning, profitability, and product orders. The actual results we achieve could differ materially from the statements made in this press release. Factors that might cause these differences include, but are not limited to: the impact of extended economic weakness and increasing fuel prices on the sale and use of motor vehicles and marine vessels; potential unanticipated technical or legal impediments related to new service rollout plans and expected strategic relationships; the need to increase sales of the TracPhone V-IP series products and related services to improve airtime gross margins; the need for, or delays in, qualification of products to customer or regulatory standards; unanticipated declines or changes in customer demand, due to economic, seasonal, and other factors, particularly with respect to the TracPhone V-IP series products; potential declines in military sales, including to foreign customers, such as the anticipated decline in sales of TACNAV to the Saudi Arabian National Guard; the unpredictability of defense budget priorities as well as the order timing, purchasing schedules, and priorities for our defense products, including possible order cancellations; the uncertain impact of potential budget cuts by government customers, including the effects of sequestration; potential reductions in our overall gross margins in the event of a shift in product mix; unanticipated increases in media costs or loss of distribution rights; unanticipated challenges in integrating the operations of Headland Media; and currency fluctuations, export restrictions, delays in procuring export licenses, and other international risks. These and other factors are discussed in more detail in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on April 2, 2013. Copies are available through our Investor Relations department and website, http://investors.kvh.com. We do not assume any obligation to update our forward-looking statements to reflect new information and developments.

KVH Industries, Inc., has used, registered, or applied to register its trademarks in the USA and other countries around the world, including the following marks: KVH, KVH logo, Azimuth, TracVision, TracPhone, Tri-Americas, CommBox, TACNAV, Sailcomp, mini-VSAT Broadband and the mini-VSAT Broadband logo, ECore, Crewtoo, Muzo, and the banded, dome-shaped housing of its satellite antennas. Other trademarks are the property of their respective companies.

KVH INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, unaudited)

	June 30, 2013	December 31, 2012
ASSETS
Cash, cash equivalents and marketable securities	$54,323	$38,285
Accounts receivable, net	26,982	27,654
Inventories	17,355	16,203
Deferred income taxes	817	1,146
Other current assets	4,756	3,264
Total current assets	104,233	86,552
Property and equipment, net	36,283	36,733
Deferred income taxes	566	3,524
Goodwill	16,966	4,712
Intangible assets, net	14,802	1,684
Other non-current assets	5,205	4,363
Total assets	$178,055	$137,568

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable and accrued expenses	$20,782	$19,280
Deferred revenue	7,037	1,892
Current portion of long-term debt	1,109	138
Total current liabilities	28,928	21,310
Other long-term liabilities	1,312	140
Long-term debt, excluding current portion	6,671	3,414
Line of credit	30,000	7,000
Stockholders' equity	111,144	105,704
Total liabilities and stockholders' equity	$178,055	$137,568

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KVH INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts, unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Sales:
Product	$25,886	$21,041	$51,102	$38,124
Service	17,311	10,978	32,022	20,623
Net sales	43,197	32,019	83,124	58,747
Costs and expenses:
Costs of product sales	14,310	12,746	28,219	23,729
Costs of service sales	10,860	6,822	21,110	12,624
Research and development	3,250	3,059	6,200	6,199
Sales, marketing and support	7,541	5,547	14,484	10,879
General and administrative	4,936	2,918	8,310	5,866
Total costs and expenses	40,897	31,092	78,323	59,297
Income (loss) from operations	2,300	927	4,801	(550)
Interest income	204	109	373	212
Interest expense	186	85	261	167
Other income, net	54	39	78	76
Income (loss) before income tax expense	2,372	990	4,991	(429)
Income tax expense	824	537	1,479	493
Net income (loss)	$1,548	$453	$3,512	$(922)
Net income (loss) per common share:
Basic	$0.10	$0.03	$0.23	$(0.06)
Diluted	$0.10	$0.03	$0.23	$(0.06)
Weighted average number of common shares outstanding:
Basic	15,137	14,776	15,063	14,691
Diluted	15,235	14,887	15,253	14,691

KVH INDUSTRIES, INC. AND SUBSIDIARIES
RECONCILIATION OF NET INCOME TO ADJUSTED NET INCOME
Net Income Excluding Transaction Costs and Income Tax Benefit Related to Business Acquisition
(in thousands, except per share amounts, unaudited)

	Three Months Ended	Six Months Ended
	June 30, 2013	June 30, 2013
Net income - GAAP	$1,548	$3,512
Transaction costs related to business acquisition of Headland Media	865	865
Tax benefit from transaction costs related to business acquisition of Headland Media	$(152)	$(152)
Net income - Non-GAAP	$2,261	$4,225

Net income per common share - Non-GAAP:
Basic	$0.15	$0.28
Diluted	$0.15	$0.28

Adjusted net income excluding the transaction costs related to the business acquisition of Headland Media for the three and six months ended June 30, 2013 is presented in the table above. This is a non-GAAP financial measure and should not be considered a replacement for GAAP results. We believe the adjusted information is useful to investors because it is reflective of underlying operational trends, as it excludes significant non-recurring or otherwise unusual transactions as described above. Our criteria for adjusted net income may differ from models used by other companies and should not be considered as an alternative to net income prepared in accordance with US GAAP as an indicator of our operating performance.